UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2012

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, CA		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2012, Colony Financial, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to offer and sell 10,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) to the Underwriters at a price of $19.29 per share. The Underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,500,000 shares of Common Stock at a price of $19.29 per share, which option was exercised in full on December 6, 2012. The Company estimates that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $221.8 million.

The Company expects to use at least $150 million of the net proceeds from the offering to make an additional investment in CSFR Operating Partnership, L.P. (“CSFR OP”), an investment vehicle created for the purpose of investing in single-family rental homes in which the Company has an associate general partner interest. Operations are managed by Colony American Homes, LLC, an affiliate of Colony Financial Manager, LLC. The Company expects CSFR OP to use the proceeds contributed to it for the purpose of investing in additional single-family homes. The Company intends to use the additional net proceeds, including as a result of the Underwriters exercising their option to purchase additional shares of Common Stock, to acquire its target assets in a manner consistent with its investment strategies and investment guidelines and for working capital and general corporate purposes.

The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of those liabilities. The closing of the offering is subject to customary closing conditions pursuant to the terms of the Underwriting Agreement.

The Underwriters and their affiliates have engaged in investment banking and other commercial dealings in the ordinary course of business with the Company and may therefore have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive in connection with the offering. Affiliates of certain of the Underwriters are lenders under the Company’s revolving credit facility.

A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated December 5, 2012, by and among the Company, Colony Financial Manager, LLC and Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Stock

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2012		COLONY FINANCIAL, INC.

	By:	/s/ Darren J. Tangen
Darren J. Tangen
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated December 5, 2012, by and among the Company, Colony Financial Manager, LLC and Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Stock

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1)